Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road
Wilmington, MA 01887-1086	contact:	John B. Bartlett
Telephone 978-658-8888 Ext 520		Senior Vice President
Facsimile 978-988-0659		jbartlett@unifirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS

FOR THE FIRST QUARTER OF FISCAL 2009

Wilmington, MA (January 7, 2009) -- UniFirst Corporation (NYSE: UNF) today announced revenues and earnings for its first quarter of fiscal 2009 which ended November 29, 2008.

Revenues for the first quarter of fiscal 2009 were $262.6 million, a 6.2% increase from the previous year’s first quarter of $247.3 million. First quarter net income for fiscal 2009 was $18.9 million or $0.97 per diluted common share, a 14.5% increase from the first quarter of fiscal 2008, when net income was $16.5 million or $0.85 per diluted common share.

First quarter revenues from the core laundry operations, which exclude the Company’s Specialty Garments and First Aid segments, grew 6.9%. Revenues from the core laundry operations, net of the effect of acquisitions and changes in foreign currency increased 6.6%.

Income from operations from the Company’s core laundry business was up 17.9% compared to the first quarter of fiscal 2008 as the operating margin increased to 13.7% from 12.4% a year earlier. The improvement is due primarily to lower merchandise amortization and lower payroll costs as a percentage of revenues. The core laundry’s operating results in the first quarter also were helped by lower health-care and workers’ compensation costs compared to fiscal 2008. These costs fluctuate from quarter to quarter and the Company does not anticipate that this benefit will continue throughout the year.

These benefits were partially offset by higher energy costs and a $1.6 million accounting charge related to environmental obligations. Accounting rules require the discounting of certain liabilities using a risk-free interest rate. The Company’s projected liabilities for environmental remediation are discounted in this manner as disclosed in its quarterly financial statements. Due to the significant decline in interest rates during the first fiscal quarter, the Company discounted its liability using a lower interest rate resulting in this non-cash charge to earnings.

The Specialty Garments and First Aid segments’ operating results were comparable to the first quarter of fiscal 2008. The Company’s overall results benefitted from lower interest expense related to its variable rate debt. However, this benefit was more than offset by foreign exchange losses in the current quarter as well as a higher effective tax rate compared to the first quarter of fiscal 2008. The Company’s effective tax rate in the first quarter of fiscal 2009 increased to 39.7% compared to 38.5% in the first quarter of fiscal 2008.

Ronald D. Croatti, UniFirst President and Chief Executive Officer, stated, “Our strong first quarter was the result of a continued focus on maximizing the output of our professional sales and services organizations. In addition, we have intensified our cost control efforts throughout the Company. However, we will need to be even more diligent in these areas going forward. The level of headcount reductions in our customer base has accelerated considerably through November and December and we expect that the general economic weakness will negatively impact our revenues for the balance of our fiscal year. Despite the challenging economic environment, we will continue to focus on factors within our control such as providing superior service and value to our customers.”

Conference Call Information

The Company will hold a conference call today at 4:00 PM (EST) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs over 10,000 team partners who serve over 200,000 customer locations in 46 U.S. states, Canada and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst Corporation is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended

	November 29,	November 24,
(In thousands, except share and per share data)	2008 (2)	2007 (2)

Revenues	$262,554	$247,260

Costs and expenses:
Operating costs (1)	157,063	151,147
Selling and administrative expenses (1)	57,487	54,019
Depreciation and amortization	13,703	12,787
	228,253	217,953

Income from operations	34,301	29,307

Other expense (income):
Interest expense	2,591	3,504
Interest income	(504)	(513)
Foreign exchange loss(gain)	934	(471)
	3,021	2,520

Income before income taxes	31,280	26,787
Provision for income taxes	12,418	10,313

Net income	$18,862	$16,474

Income per share – Basic:
Common Stock	$1.03	$0.90
Class B Common Stock	$0.82	$0.72

Income per share – Diluted:
Common Stock	$0.97	$0.85

Weighted average number of shares outstanding – Basic:
Common Stock	14,384	14,352
Class B Common Stock	4,935	4,937
	19,319	19,289

Weighted average number of shares outstanding – Diluted:
Common Stock	19,362	19,366

Dividends per share:
Common Stock	$0.0375	$0.0375
Class B Common Stock	$0.0300	$0.0300

(1) Exclusive of depreciation on the Company’s property and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)	November 29, 2008	August 30, 2008
Assets
Current assets:
Cash and cash equivalents	$24,108	$25,655
Receivables, net	111,394	102,830
Inventories	48,566	46,154
Rental merchandise in service	88,763	92,315
Prepaid and deferred income taxes	16,246	15,431
Prepaid expenses	5,255	1,720

Total current assets	294,332	284,105

Property and equipment:
Land, buildings and leasehold improvements	312,641	314,370
Machinery and equipment	331,097	327,705
Motor vehicles	107,876	102,805

	751,614	744,880
Less - accumulated depreciation	379,799	376,319
	371,815	368,561

Goodwill	259,091	258,836
Customer contracts and other intangible assets, net	65,530	67,450
Other assets	2,578	2,715

	$993,346	$981,667

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$4,191	$4,222
Accounts payable	52,820	54,822
Accrued liabilities	95,154	91,837
Accrued income taxes	8,942	—

Total current liabilities	161,107	150,881

Long-term obligations, net of current maturities	227,928	231,317
Deferred income taxes	42,064	42,699

Shareholders' equity:
Common Stock	1,439	1,438
Class B Common Stock	494	494
Capital surplus	18,481	18,240
Retained earnings	550,339	532,164
Accumulated other comprehensive (loss) income	(8,506)	4,434

Total shareholders' equity	562,247	556,770

	$993,346	$981,667

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen weeks ended

	November 29,	November 24,	Dollar	Percent
(In thousands, except percentages)	2008 (1)	2007 (1)	Change	Change

Core Laundry Operations	$237,504	$222,112	$15,392	6.9%
Specialty Garments	17,741	17,255	486	2.8
First Aid	7,309	7,893	(584)	-7.4
Consolidated total	$262,554	$247,260	$15,294	6.2%

Income from Operations

	Thirteen weeks ended

	November 29,	November 24,	Dollar	Percent
(In thousands, except percentages)	2008 (1)	2007 (1)	Change	Change

Core Laundry Operations	$32,604	$27,649	$4,955	17.9%
Specialty Garments	1,747	1,661	86	5.2
First Aid	(50)	(3)	(47)	1529.7
Consolidated total	$34,301	$29,307	$4,994	17.0%

(1) Unaudited